Exhibit 10.6

April 23, 2020

Dawn Wilson

Dear Ms. Wilson:

You were previously granted an award (the “RSU Award”) of 125,000 restricted stock units (“RSUs”) pursuant to the terms of the KLDiscovery Inc. 2019 Incentive Award Plan (the “Plan”) and an award agreement thereunder (the “RSU Agreement”).  As discussed, set forth below are the terms of our mutual agreement regarding changes in certain terms of the RSUs granted to you.

Effective as of the date hereof, you agree to forfeit, for no compensation, 6,667 of the RSUs subject to the RSU Award (the “Forfeited RSUs”) so that the shares otherwise subject to the Forfeited RSUs may be allocated to other participants in the Plan.  You will cease to have any rights with respect to the Forfeited RSUs as of the date hereof.  The RSU Agreement is hereby amended so that the “Number of RSUs” set forth therein shall equal 118,333 (the “Retained RSUs”) which shall be reduced ratably from each vesting tranche.

Except as expressly set forth in this letter agreement, the RSU Agreement and the terms of your other contracts and compensatory arrangements with the Company remain unchanged and continue in full force and effect in accordance with and subject to their terms. For the avoidance of doubt, the Retained RSUs will continue to be subject to the terms of the Plan and the RSU Agreement.

This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

Please indicate your agreement to the foregoing by returning a countersigned copy of this letter to me.

Sincerely,

/s/ Andy Southam

Andy Southam

General Counsel

Accepted and agreed:

/s/ Dawn Wilson

Dawn Wilson

KLDiscovery Inc

8201 Greensboro Drive, Suite 300kldiscovery.com

McLean, VA 22102